Exhibit 8.3

Tel : 86 10 66578066 Fax : 86 10 66578016 E-mail : guantao@guantao.com http : // www.guantao.com
17/F, Tower 2, Ying Tai Center, No. 28, Finance Street, Beijing 100033, China

March 7, 2014

To:	China Mobile Games and Entertainment Group Limited
Block A, 15/F Huajian Building
233 Tianfu Road, Tianhe District
Guangzhou, PRC

Dear Sirs,

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of a certain number of American Depositary Shares (“ADSs”), each representing 14 Class A ordinary share of par value US$0.001 per share of the Company (the “Offering”).

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Taxation—People’s Republic of China Taxation” insofar as they purport to constitute the statements of PRC enterprise income tax law and regulations, are accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than the enterprise income tax law of the PRC.

We hereby consent to the use of this opinion and any summarization of this opinion in, and filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Legal Matters” and “Taxation” included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guantao Law Firm

Guantao Law Firm

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